Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact:
Hanif Jamal
Chief Financial Officer
Tel: 760-931-5500
investors@dothill.com
Richard Mejia, Jr. Joins Dot Hill as Director
CARLSBAD, Calif. — September 22, 2008 — Dot Hill Systems Corp. (NASDAQ:HILL) announced today that Richard Mejia, Jr. has been appointed to the Dot Hill board of directors, effective September 17, 2008.
In July 2008, Mr. Mejia retired from the San Diego office of Ernst & Young, LLP after 38 years of service where he served as partner for the last 25 years. During his 20 years in San Diego, his focus was on technology and life sciences companies. He has extensive experience with initial public offerings, secondary offerings and private and public debt financings. He has also worked closely with public company boards in implementing corporate governance initiatives and compliance requirements.
“We are very pleased that Richard Mejia has been appointed to the Dot Hill board of directors,” said Charles Christ, Dot Hill chairman. “His vast experience working with a myriad of public companies and his impressive qualifications in the areas of public accounting and corporate governance will certainly augment the board’s current composition. We anticipate his contributions to the board and to the company as a whole will be invaluable.”
Mr. Mejia’s appointment brings the total number of directors on the Dot Hill board to six, and the number of independent directors to five.
About Dot Hill Systems Corp.
Delivering innovative technology and global support, Dot Hill (NASDAQ:HILL) empowers the OEM community to bring unique storage solutions to market, quickly, easily and cost-effectively. Offering high performance and industry-leading uptime, Dot Hill’s RAID technology is the foundation for best-in-class storage solutions offering enterprise-class security, availability and data protection. The company’s products are in use today by the world’s leading service and equipment providers, common carriers, advanced technology and telecommunications companies as well as government agencies. Dot Hill solutions are certified to meet rigorous industry standards and military specifications, as well as RoHS and WEEE international environmental standards. Headquartered in Carlsbad, Calif., Dot Hill has offices and/or representatives in China, Germany, Japan, United Kingdom and the United States. For more information, visit us at http://www.dothill.com/.

Certain statements contained in this press release regarding matters that are not historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include statements regarding the contributions of Mr. Mejia to Dot Hill’s strategic initiatives and the future success of Dot Hill. The risks that contribute to the uncertain nature of the forward-looking statements include: unforeseen technological, intellectual property, supply or engineering issues and changing customer preferences. However, there are many other risks not listed here that may affect the future business of Dot Hill, as well as the forward-looking statements contained herein. To learn about such risks and uncertainties, you should read the risk factors set forth in Dot Hill’s public filings with the SEC, including the Forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.
###